Exhibit 99.1

Bonanza Creek Energy Announces Fourth Quarter 2014 Financial and Operating Results

DENVER, February 26,  2015 – Bonanza Creek Energy, Inc. (NYSE: BCEI) today reported its fourth quarter and full year 2014 financial and operating results. Unless noted, all references to barrel of oil equivalent (boe) volumes related to activities completed in the Rocky Mountain region during 2014 have incorporated 6:1 gas to liquids conversion of two-stream (oil and wet gas) volumes.

Highlights from fourth quarter 2014 include:

•	Increased sales volumes by 23% compared to fourth quarter 2013(1), to 25.9 Mboe/d
•	Grew Rocky Mountain production by 29% compared to fourth quarter 2013, to 19.4 Mboe/d
•	Adjusted EBITDAX(2) of $102.4 million

Highlights from continuing operations(1) for full year 2014 include:

•	Increased sales volumes by 45% compared to 2013, to 23.5 Mboe/d(1)
•	Grew Rocky Mountain production by 65% compared to 2013, to 17.5 Mboe/d
•	Adjusted EBITDAX(2) of $387.7 million, up 33% from 2013
•	Proved reserves increased 28% year-over-year to 89.5 MMboe (97.3 MMboe three-stream) with strong reserve replacement of 336%
•	3P reserves increased 40% to 497 MMboe (558 MMboe three-stream)
•	Rocky Mountain region proved reserves increased 39% to 68.1 MMboe (76.4 MMboe three-stream) and 3P reserves increased 48% to 456 MMboe (516 MMboe three-stream)
•	Acquired approximately 34,000 net acres directly offsetting core leasehold position in the Wattenberg Field bringing total acreage to approximately 70,100 net acres
•	Wattenberg Field net undrilled locations increased by 54% from approximately 1,300 to over 2,000
•	De-risked 40-acre spacing in the Niobrara B and C benches on approximately 35,000 net acres by optimizing completion techniques
•	Made substantial progress in sub-surface optimization and infrastructure planning critical to the full-field development of the Wattenberg resource

(1)	Amounts reflect results for continuing operations and exclude results for discontinued operations related to non-core properties in California sold or held for sale as of December 31, 2014 and 2013.

(2)	Non-GAAP measure, see attached Reconciliation Schedules. With respect to Cash G&A, see Schedule 1 for general and administrative break-out of stock-based compensation.

Richard Carty, President and Chief Executive Officer, commented on the Company’s financial and operating results, “We are pleased to have completed our full-field development planning in 2014 – a critical company milestone that is the culmination of several years of engineering planning. Given our large and contiguous stacked pay asset base in the Wattenberg Field, this development strategy provides resilience to depressed oil prices by maximizing our ability to leverage fixed assets in surface infrastructure while producing from multiple subsurface intervals. Integral to full-field development, in 2014 we de-risked 40-acre spacing in the Niobrara B and C benches on approximately half of our acreage by optimizing our completion techniques, and proved our ability to consistently drill and complete extended reach laterals. These advances provide strong support for greater than 2,000 net 3P locations and our ability to continually enhance well-level economics. As of January, at the time of our budget formulation, we achieved an approximate 10% drop in completed well costs and expect to see additional improvements throughout the year. Bonanza Creek enters 2015 with ample liquidity, no term debt maturities until 2021 and confidence in our ability to execute and create value for our shareholders.”

Fourth Quarter 2014 Financial Results

Net revenue for fourth quarter 2014 was $123.2 million, compared to $133.1 million for fourth quarter 2013. Crude oil and liquids accounted for approximately 84% of total revenue.

Average realized prices for fourth quarter 2014, before the effect of commodity derivatives, were $63.39 per Bbl of oil, $4.64 per Mcf of natural gas and $42.48 per Bbl of NGLs, compared to $86.91 per Bbl of oil, $4.86 per Mcf of natural gas and $49.36 per Bbl of NGLs for fourth quarter 2013.

Lease operating expense for fourth quarter 2014 was $19.1 million, or $8.02 per Boe, compared to $10.8 million, or $5.55 per Boe, for fourth quarter 2013.

General and administrative expense (“G&A”) for fourth quarter 2014 was $18.5 million, or $7.77 per Boe, compared to $15.2 million, or $7.85 per Boe, for fourth quarter 2013. Cash G&A (non-GAAP, excludes stock-based compensation expense)(2) was $15.1 million, or $6.34 per Boe for the fourth quarter of 2014 compared to $12.3 million, or $6.34 per Boe for fourth quarter 2013.

Depreciation, depletion and amortization for fourth quarter 2014 was $70.3 million, or $29.51 per Boe, compared to $50.5 million, or $26.01 per Boe, for the fourth quarter 2013.

Interest expense for fourth quarter 2014 was $14.5 million compared to $8.0 million for the fourth quarter 2013.

Adjusted EBITDAX(2) for fourth quarter 2014 was $102.4 million, compared to $99.5 million for the fourth quarter 2013.

Bonanza Creek’s fourth quarter earnings included non-cash mark-to-market gains on derivatives of $85.5 million before tax, or $2.09 per diluted share.

Fourth quarter earnings also included a non-cash, pre-tax charge of $167.6 million related to the impairment of proved properties within the Dorcheat Macedonia Field, the McKamie Patton Field and the McCallum Field primarily due to low commodity prices.

Reported net loss for fourth quarter 2014 was $43.2 million, or $1.06 per diluted share, compared to net income of $25.4 million, or $0.63 per diluted share, for fourth quarter 2013.  Adjusted net income(2) for fourth quarter 2014 was $10.0 million, or $0.24 per diluted share, compared to adjusted net income of $25.5  million, or $0.65 per diluted share for fourth quarter 2013.

Operations Update

During fourth quarter 2014, the Company achieved average sales volumes of 25.9 Mboe/d, comprised of 65% crude oil, 5% NGLs and 30% natural gas (27.9 Mboe/d three-stream, comprised of 61% crude oil, 16% NGLs and 23% natural gas), increasing total sales volumes by 23% over fourth quarter 2013.  For the full year 2014, the Company reported sales volumes of 23.5 Mboe/d (25.3 Mboe/d three-stream), a 45% increase over 2013.

Rocky Mountain Region – Wattenberg Horizontal Development

During fourth quarter 2014, the Rocky Mountain region sold 19.4 Mboe/d (21.4 Mboe/d three-stream), or 75% of total Company volumes, with over 95% coming from horizontal wells. Fourth quarter sales volumes increased 29% over the previous year and full year production increased 65% year-over-year to approximately 17.5 Mboe/d (19.3 Mboe/d three stream).

The Company spud 23 gross (17.8 net) horizontal wells and tied 26 gross (23.2 net) horizontal wells into sales during the quarter. For full year 2014, it spud 114 gross (97.4 net) horizontal wells and tied 109 gross (96.6 net) horizontal wells into sales. The Company’s non-operated activity for the year included the completion of 12 gross (3.1 net) horizontal wells.

Bonanza Creek has concluded much of the delineation and de-risking of its assets as a result of drilling approximately 240 horizontal wells through 2014. The Company is confident that the Niobrara B and C benches are prospective across its acreage position and the Codell is prospective on nearly 30,000 net acres. In addition, increasing the completion stages from 18 to 28 resulted in an approximate 20% improvement to the initial production rates of 40-acre spaced wells in the Niobrara B and C benches.

Long (9,000’) and medium (7,500’) reach laterals are now integral to the Company’s development program after having successfully drilled  14 wells since 2012.  The 9,000’ lateral wells’ production histories comprise the Company’s target three-stream type curve of 687 Mboe and, at a per well cost of $6.75 million, represent a 15% improvement in finding and development cost over the standard $4.0 million 4,000’ lateral.

Differentials to WTI in the Wattenberg Field have decreased from 2014 levels that averaged over $13 per Bbl and should continue to improve into the $9 to $10 per Bbl range over the course of 2015.

Mid-Continent Cotton Valley Program

The Mid-Continent region contributed 6.5 Mboe/d, or 25% of total Company net sales volumes for fourth quarter 2014, comprised of 51% crude oil, 18%  NGLs and 31% natural gas. Sales volumes increased by approximately 7% over fourth quarter 2013.

During the fourth quarter 2014, Bonanza Creek spud 7 gross (6.7 net) Cotton Valley wells, tied 14 gross (13.4 net) wells into sales and performed 33 gross (29.4 net) recompletions. For the full year 2014, it spud 48 gross (42.7 net) wells, tied 50 gross (44.6 net) wells into sales and performed 116 gross (97.6 net) recompletions.

Financial and Risk Management Update

Debt and Liquidity

As of December 31, 2014,  pro forma for the Company’s secondary equity offering closed on February 6, 2015, Bonanza Creek had a  $1.0 billion revolving credit facility with an undrawn borrowing base of $600 million.  The Company elected to limit bank commitments to $500 million while reserving the option to access the full $600 million, at the Company’s request. The Company had a letter of credit totaling $24.0 million and cash totaling $172.2 million, resulting in total liquidity of $748.2  million.  Pro forma net debt to 2014 EBITDAX equaled 1.7x.

Commodity Derivatives Positions

The following table summarizes the Company’s crude oil and natural gas commodity derivative positions as of February 26, 2015 and settling quarterly:

Settlement	Swap	Fixed	Collar	Average	Average	Average
Period	Volume	Price	Volume	Short Floor	Floor	Ceiling
Oil	Bbl/d	$	Bbl/d	$	$	$
Q1 2015	6,000	95.39	6,500	68.08	84.32	95.90
Q2 2015	5,000	94.41	5,500	67.73	84.09	95.16
Q3-Q4 2015	2,000	93.43	6,500	68.46	84.62	95.49

FY 2016			5,500	70.00	85.00	96.83

Gas	MMBtu/d	$	MMBtu/d	$	$	$
FY 2015			15,000	3.50	4.00	4.75

Conference Call Information

Bonanza Creek will host a conference call on Friday, February 27,  2015 at 9:00 a.m. Mountain Time (11:00 a.m. Eastern Time). To access the live interactive call, please dial (866)  578-5771 or (617) 213-8055 and use the passcode 74374943. This call is being webcast and can be accessed at Bonanza Creek’s website www.bonanzacrk.com for one year after the event.

About Bonanza Creek Energy, Inc.

Bonanza Creek Energy, Inc. is an independent oil and natural gas company engaged in the acquisition, exploration, development and production of onshore oil and associated liquids-rich natural gas in the United States. The Company’s assets and operations are concentrated primarily in the Rocky Mountains in the Wattenberg Field, focused on the Niobrara oil shale, and in southern Arkansas, focused on the oil-rich Cotton Valley sands. The Company’s common shares are listed for trading on the NYSE under the symbol: “BCEI.” For more information about the Company, please visit www.bonanzacrk.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These statements include statements regarding the Company’s 3P inventory and reserves assumptions, delineation of Company assets, the Company’s development strategy, differentials to WTI, anticipated well costs and the Company’s preparedness for the downturn in oil and natural gas commodity pricing. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, that may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including the following: changes in natural gas, oil and NGL prices; general economic conditions, including the performance of financial markets and interest rates; drilling results; shortages of oilfield equipment, services and personnel; operating risks such as unexpected drilling conditions; ability to acquire adequate supplies of water; risks related to derivative instruments; access to adequate gathering systems and pipeline take-away capacity; and pipeline and refining capacity constraints. Further information on such assumptions, risks and uncertainties is available in the Company’s SEC filings. We refer you to the discussion of risk factors in our Annual Report on Form 10-K for the year ended December 31, 2014, expected to be filed on or about February 27,  2015, and other filings submitted by us to the Securities Exchange Commission. The Company’s SEC filings are available on the Company’s website at www.bonanzacrk.com and on the SEC’s website at www.sec.gov. All of the forward-looking statements made in this press release are qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, including guidance, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information, please contact:

Mr. Ryan Zorn

Senior Vice President – Finance & Treasurer

720-440-6172

Mr. James Masters

Investor Relations Manager

720-440-6121

Schedule 1: Statement of Operations

(in thousands, expect for per share data, unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
OPERATING NET REVENUE:
Oil and gas sales	$123,185	$133,062	$558,633	$421,860
OPERATING EXPENSES:
Lease operating expense	19,095	10,785	72,411	47,771
Severance and ad valorem taxes	8,083	8,952	50,430	27,203
Exploration	876	689	5,346	4,213
Depreciation, depletion and amortization	70,300	50,546	228,789	140,176
Impairment of oil and gas properties	167,592	-	167,592	-
General and administrative (including stock compensation of $3,404 and $2,922 for the three months ended December 31, 2014 and 2013, respectively, and $20,716 and $12,638 for the twelve months ended December 31, 2014 and 2013, respectively)	18,496	15,242	81,571	55,502
Total operating expenses	284,442	86,214	606,139	274,865
INCOME (LOSS) FROM OPERATIONS	(161,257)	46,848	(47,506)	146,995
OTHER INCOME (EXPENSE):
Derivative gain (loss)	106,854	1,971	121,615	(12,472)
Interest expense	(14,450)	(7,959)	(46,447)	(21,972)
Other income (loss)	(52)	(40)	345	(43)
Total other income (expense)	92,352	(6,028)	75,513	(34,487)
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE TAXES:	(68,905)	40,820	28,007	112,508
Income tax (expense) benefit	26,155	(15,319)	(11,025)	(42,926)
INCOME (LOSS) FROM CONTINUING OPERATIONS	$(42,750)	$25,501	$16,982	$69,582
DISCONTINUED OPERATIONS:
Loss from operations associated with oil and gas properties held for sale	-	(109)	(85)	(644)
Gain (loss) on sale of oil and gas properties	(717)	-	5,496	-
Income tax (expense) benefit	279	40	(2,110)	246
Income (loss) from discontinued operations	(438)	(69)	3,301	(398)
NET INCOME (LOSS)	$(43,188)	$25,432	$20,283	$69,184
DILUTED INCOME (LOSS) PER SHARE:
Income (loss) from continuing operations	$(1.05)	$0.64	$0.41	$1.72
Income (loss) from discontinued operations	$(0.01)	$(0.01)	$0.08	$(0.01)
Net income (loss) per common share	$(1.06)	$0.63	$0.49	$1.71
WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING:
Basic	40,665	39,402	40,139	39,337
Diluted	40,842	39,486	40,290	39,403

*

The Company follows the two-class method when computing the basic and diluted income (loss) per share, which allocates earnings between common shareholders and participating securities. Please refer to Note 14 – Earnings per Share in the Form 10-K, for a detailed calculation.

Schedule 2: Statement of Cash Flows

(in thousands, unaudited)

	Twelve Months Ended
	December 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$20,283	$69,184
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	228,856	140,547
Deferred income taxes	12,986	42,432
Impairment of oil and gas properties	167,592	-
Stock-based compensation	20,716	12,638
Amortization of deferred financing costs and debt premium	1,588	1,505
Accretion of contractual obligation for land acquisition	1,153	761
Derivative (gain) loss	(121,615)	12,472
Abandoned lease and dry hole expense	-	1,709
Gain on sale of oil and gas properties	(5,322)	-
Other	(12)	(8)
Changes in current assets and liabilities:
Accounts receivable	(21,376)	(26,315)
Prepaid expenses and other assets	(10,884)	1,394
Accounts payable and accrued liabilities	35,392	50,897
Excess income tax benefit from the vesting of stock awards	-	(128)
Settlement of asset retirement obligations	(1,637)	(73)
Net cash provided by operating activities	327,720	307,015
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of oil and gas properties	(179,566)	(13,797)
Deposits for acquisitions	(1,549)	-
Proceeds from sale of oil and gas properties	6,700	-
Payments of contractual obligations	(12,000)	(12,000)
Exploration and development of oil and gas properties	(641,204)	(417,835)
Natural gas plant capital expenditures	(282)	(5,202)
Derivative cash settlements	12,238	(11,330)
Decrease (increase) in restricted cash	(3,062)	79
Additions to property and equipment - non oil and gas	(6,269)	(5,138)
Net cash used in investing activities	(824,994)	(465,223)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from credit facility	263,000	102,000
Payments to credit facility	(230,000)	(260,000)
Proceeds from Senior Notes	300,000	500,000
Offering costs related to the sale of Senior Notes	(7,070)	(11,721)
Payment of employee tax withholdings in exchange for the return of common stock	(6,007)	(4,440)
Deferred financing costs	(647)	(445)
Premium on Senior Notes	-	9,000
Excess income tax benefit from the vesting of stock awards	-	128
Net cash provided by financing activities	319,276	334,522
Net increase (decrease) in cash and cash equivalents	(177,998)	176,314
Cash and cash equivalents at beginning of period	180,582	4,268
Cash and cash equivalents at end of period	$2,584	$180,582

Schedule 3: Condensed Balance Sheet

(in thousands, unaudited)

	December 31,	December 31
	2014	2013
ASSETS
Current assets	$208,475	$264,174

Oil and gas properties and gas plant, net	1,756,477	1,267,249
Other assets	41,137	14,152
Oil and gas properties held for sale, less accumulated depreciation, depletion, and amortization	-	360
Total Assets	$2,006,089	$1,545,935

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	198,447	175,226

Long-term debt	840,619	508,847
Deferred income taxes, net	165,667	152,681
Other long-term liabilities	61,285	53,153
Total Liabilities	$1,266,018	$889,907

Stockholders’ Equity	740,071	656,028
Total Liabilities and Stockholders’ Equity	$2,006,089	$1,545,935

Schedule 4: Volumes and Realized Prices (Before the Effect of Commodity Hedges)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Wellhead Volumes and Prices

Crude Oil Sales Volumes (Bbl/d)
Rocky Mountains	13,520	10,940	12,332	7,690
Mid-Continent	3,367	3,053	3,062	2,960
Total	16,887	13,993	15,394	10,650

Crude Oil Realized Prices ($/Bbl)
Rocky Mountains	$61.54	$84.13	$79.90	$88.76
Mid-Continent	70.84	96.90	90.19	99.84
Composite (before derivatives)	$63.39	$86.91	$81.95	$91.84
Composite (after derivatives)	76.71	85.71	$84.00	$88.82

Natural Gas Liquids Sales Volumes (Bbl/d)
Rocky Mountains	54	29	46	28
Mid-Continent	1,154	1,069	1,040	939
Total	1,208	1,098	1,086	967

Natural Gas Liquids Realized Prices ($/Bbl)
Rocky Mountains	$22.00	$22.69	$24.66	$27.90
Mid-Continent	43.45	50.09	50.22	52.45
Composite (before derivatives)	$42.48	$49.36	$49.14	$51.74
Composite (after derivatives)	42.48	49.36	$49.14	$51.74

Natural Gas Sales Volumes (Mcf/d)
Rocky Mountains	34,682	24,406	30,919	17,398
Mid-Continent	12,106	11,764	11,261	9,933
Total	46,787	36,170	42,180	27,331

Natural Gas Realized Prices ($/Mcf)
Rocky Mountains	$4.93	$5.35	$5.35	$5.13
Mid-Continent	3.81	3.83	4.46	3.84
Composite (before derivatives)	$4.64	$4.86	$5.11	$4.66
Composite (after derivatives)	4.80	4.88	$5.16	$4.70

Crude Oil Equivalent Sales Volumes (Boe/d)
Rocky Mountains	19,355	15,036	17,531	10,618
Mid-Continent	6,538	6,083	5,978	5,554
Total	25,893	21,119	23,509	16,172

Crude Oil Equivalent Sales Prices ($/Boe)
Rocky Mountains	$51.89	$69.96	$65.71	$72.80
Mid-Continent	51.20	64.84	63.33	68.93
Composite (before derivatives)	$51.71	$68.48	$65.10	$71.45
Composite (after derivatives)	60.68	67.73	$66.53	$69.53

Total Sales Volumes (MBoe)	2,382.1	1,947.3	8,580.9	5,902.7

Schedule 5: Adjusted Net Income

(in thousands, except per share amounts, unaudited)

Adjusted Net Income is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted Net Income as net income after adjusting first for (1) the impact of certain non-cash items, including changes in unrealized gains and losses on unsettled derivative instruments, impairment of oil and gas properties, and other similar non-cash charges, and then (2) the non-cash items’ impact on taxes based on a tax rate of 38.5%, which approximates our effective tax rate. Adjusted Net Income is not a measure of net income as determined by GAAP.

The following table provides a reconciliation of net income (GAAP) to Adjusted Net Income (non-GAAP):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net Income (loss)	$(43,188)	$25,432	$20,283	$69,184
Derivative loss (gain)	(106,854)	(1,971)	(121,615)	12,472
Derivative cash settlements	21,374	(1,463)	12,238	(11,330)
Exploratory dry hole cost	-	630	1,043	630
Impairment of oil and gas properties	167,592	-	167,592	-
Loss (gain) on sale of oil and gas properties	891	-	(5,322)	-
Stock-based compensation	3,404	2,922	20,716	12,638
Total adjustments before tax	86,407	118	74,652	14,410

Adjustment of income tax effect	33,267	45	28,741	5,548
Adjusted for income tax effects	53,140	73	45,911	8,862

Adjusted Net Income	$9,952	$25,505	$66,194	$78,046
Adjusted Net Income per diluted share	$0.24	$0.65	$1.64	$1.98

Schedule 6: Adjusted EBITDAX

(in thousands, except per share amounts, unaudited)

Adjusted EBITDAX is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted EBITDAX as earnings before interest expense, income taxes, depreciation, depletion, amortization, impairment, exploration expenses and other similar non-cash charges. Adjusted EBITDAX is not a measure of net income or cash flows as determined by GAAP.

The following tables present a reconciliation of GAAP financial measures of net income to the non-GAAP financial measure of Adjusted EBITDAX.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net Income (loss)	$(43,188)	$25,432	$20,283	$69,184
Exploration	876	688	5,346	4,278
Depreciation, depletion and amortization	70,300	50,649	228,856	140,546
Impairment of oil and gas properties	167,592	-	167,592	-
Non-cash stock-based compensation	3,404	2,922	20,716	12,638
Loss (gain) on sale of oil and gas properties	891	-	(5,322)	-
Interest expense	14,450	7,959	46,447	21,972
Derivative loss (gain)	(106,854)	(1,970)	(121,615)	12,472
Derivative cash settlements	21,374	(1,463)	12,238	(11,330)
Income tax expense	(26,434)	15,279	13,135	42,680

Adjusted EBITDAX	$102,411	$99,495	$387,676	$292,440